FOR IMMEDIATE RELEASE

Contact:         Phillip G. Creek
Senior Vice President, Chief Financial Officer
M/I Homes, Inc.
(614) 418-8011

M/I Homes Reports Record Results For 2004

Columbus, Ohio (February 3, 2005) - M/I Homes, Inc. (NYSE:MHO) announces its ninth consecutive year of record results.

For the year ended December 31, 2004, net income and diluted earnings per share reached records of $91.5 million and $6.35, increasing 12% and 15% over 2003’s $81.7 million and $5.51, respectively. Annual revenue reached an all-time high of $1.2 billion, increasing 10% over 2003. For the fourth quarter, net income was $24.5 million compared to 2003’s $25.0 million. Diluted earnings per share, benefiting from fewer diluted shares outstanding, was a record $1.70, increasing slightly over 2003’s $1.69 performance.

As previously reported, in 2004 the Company delivered a record 4,303 homes, an increase of 4% from 2003’s 4,148. Homes delivered in 2004’s fourth quarter were 1,200, down 10% from 2003’s record quarter performance of 1,339. Annual new contracts of 4,333 were 3% lower than 2003’s record performance of 4,485. New contracts for the fourth quarter increased 5% to 922 from 2003’s 874, with active subdivisions declining to 125 versus 135 a year ago.

Year-end backlog, both in units and sales value, was the highest in the Company’s 28-year history. Backlog of homes at December 31, 2004 reached 2,688 units with sales value increasing 14% to $800 million compared to 2003’s year-end. The backlog of homes at December 31, 2003 was 2,658 units with a sales value of $704 million. The average sales price of homes in backlog at December 31, 2004 rose to a record-high $298,000, which is a 12% increase over 2003’s year-end average sales price of $265,000.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are very pleased to announce our ninth consecutive year of record results. We achieved records for revenue, net income, diluted earnings per share, homes delivered, and year-end backlog. Though our fourth quarter results were very good, there were four factors which negatively impacted our performance. First, soft market conditions in our three Midwest markets; second, delays in homes delivered in our three Florida markets caused by last Fall’s hurricanes; third, costs incurred in the aftermath of such hurricanes; and fourth, regulatory and weather related delays in the opening of several new communities. Despite these factors, for the year we earned a record $6.35 in diluted earnings per share - a 15% increase over 2003, and slightly higher than our October, 2004 earnings guidance. We also continued to strengthen our balance sheet, with shareholders’ equity approaching $500 million, and book value per share exceeding $34. We also significantly enhanced and diversified our land position as planned - purchasing $270 million in 2004, $177 million of which was outside of our Midwest markets.”

Mr. Schottenstein continued, “With our record year-end backlog of $800 million, the strength of our land position and balance sheet, along with the diversification of our markets and our continued focus on customer service and profitability, we anticipate that 2005 will result in the tenth consecutive record year for M/I Homes, producing diluted earnings per share in 2005 between $6.65 and $6.90. While we are excited about our 2005 outlook, we realize we face many challenges. Our community count is not projected to increase significantly until the second half of 2005, with our active communities peaking at approximately 150 by year-end. As a result, we anticipate that our first half homes delivered and income will be below prior year levels, but we expect improvement in the second half of 2005. We also anticipate first quarter new contracts to be less than 2004 levels due to our lower community count and continued challenging economic conditions in our Midwest markets. January 2005’s new contracts, though in line with expectations, were 20% below January 2004’s record level. However, as our new communities increase later in the year, we anticipate that 2005 will see an approximate 15% increase in new contracts over 2004.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. EST. To hear the call, log on to the M/I Homes’ website at www.mihomes.com, click on the “Investor Relations” section of the site, and select “Listen to the Conference Call.” The call, along with any applicable reconciliation of non-GAAP financial measures, will continue to be available on our website through February 3, 2006.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold more than 60,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

M/I Homes, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenue	$349,278	$350,747	$1,174,635	$1,068,493

Net income	$ 24,549	$ 24,950	$ 91,534	$ 81,730

Earnings per share
Basic	$1.74	$1.74	$6.49	$5.66
Diluted	$1.70	$1.69	$6.35	$5.51

Weighted average shares outstanding
Basic	14,141	14,372	14,107	14,428
Diluted	14,412	14,771	14,407	14,825

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003*	2004	2003*

Revenue	$349,278	$350,747	$1,174,635	$1,068,493
Gross margin	82,346	83,662	299,021	266,961
General and administrative expense	18,765	18,100	64,954	58,552
Selling expense	21,220	21,867	74,428	68,479
Operating income	42,361	43,695	159,639	139,930
Interest expense	1,785	2,208	8,342	4,831
Income before income taxes	40,576	41,487	151,297	135,099
Income taxes	16,027	16,537	59,763	53,369
Net income	$ 24,549	$ 24,950	$ 91,534	$ 81,730

Additional Information:
Financial services revenue	$6,587	$7,476	$32,909	$27,667
Financial services pre-tax income	$3,600	$4,843	$21,632	$20,093

Units:
New contracts	922	874	4,333	4,485
Homes delivered	1,200	1,339	4,303	4,148

	December 31,
	2004	2003
Backlog:
Units	2,688	2,658
Aggregate sales value	$800,000	$704,000
Average sales price	$298	$265

	December 31,
	2004	2003
Balance Sheet:
Homebuilding inventory	$798,486	$591,626
Homebuilding debt	$287,370	$155,614
Shareholders’ equity	$487,611	$402,409
Book value per share	$ 34.37	$ 28.28

*2003 amounts contain reclassifications to conform to the 2004 presentation. These reclassifications had no impact on reported net income. In the three months and twelve months ended December 31, 2003, results reflect reclassifications that have been made to reclassify amortization of previously capitalized interest to land and housing costs from interest expense (decreasing interest expense and increasing land and housing costs by $1,383 and $4,806 for the quarter and twelve months, respectively) and to reclassify certain loan origination fee expense from general and administrative expense to loan fee revenue (decreasing revenue and financial services revenue and decreasing general and administrative expenses by $164 and $1,070 for the quarter and twelve months, respectively).